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                                                                      EXHIBIT 15

            Letter regarding Unaudited Interim Financial Information
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C. H. Heist Corp.
Clearwater, Florida

Gentlemen:

With respect to the registration statements No. 33-48497 and 333-26007, we acknowledge our awareness of the incorporation of our reports dated April 28, 1997, July 25, 1997 and November 10, 1997 related to our reviews of interim financial information.

Pursuant to rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                                           Very truly yours,

                                                           KPMG Peat Marwick LLP


Buffalo, New York
March 20, 1998